                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549



                          SCHEDULE  13G

            Under the Securities Exchange Act of 1934
                       (Amendment No. 14)*


                         Uni-Marts, Inc.
         ------------------------------------------------
                         (Name of Issuer)

                           Common Stock
         ------------------------------------------------
                  (Title of Class of Securities)

                           904571 30 4
                ----------------------------------
                          (CUSIP Number)

                          Annual Report
     -------------------------------------------------------
     (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this Schedule if filed:

     /   / Rule 13d-1(b)

     /   / Rule 13d-1(c)

     / X / Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                 (Continued on following page(s))

                        Page 1 of 5 Pages

CUSIP No. 904571 30 4                       13G               Page 2 of 5


     1.      Name of Reporting Person

             Daniel D. Sahakian


     2.      Check the Appropriate Box if a Member of a Group
                                                             __
                                                        (a) |__|
                                                             __
                                                        (b) |_x|

     3.      SEC Use Only

     4.      Citizenship or Place of Organization

              United States


    Number of  5.        Sole Voting Power

      Shares              410,433 shares

   Beneficially 6.       Shared Voting Power

    Owned By              690,940 shares

      Each     7.        Sole Dispositive Power

    Reporting             410,433 shares

     Person    8.        Shared Dispositive Power

      With                690,940 shares


     9.      Aggregate Amount Beneficially Owned By Each Reporting
             Person

             1,101,373 shares

    10.      Check Box if the Aggregate Amount in Row (9) Excludes
             Certain Shares

             Beneficial ownership does not include 635,250 shares of Common Stock owned by two trusts for the benefit of his children.

    11.      Percent of Class Represented by Amount in Row 9

             15.6 Percent

    12.      Type of Reporting Person

             IN

ITEM 1 (a)    Name of Issuer

              Uni-Marts, Inc.



ITEM 1 (b)    Address of Issuer's Principal Executive Offices

              477 East Beaver Avenue
              State College, PA  16801-5690



ITEM 2 (a)    Name of Person Filing

              Daniel D. Sahakian



ITEM 2 (b)    Address of Principal Business Office

              477 East Beaver Avenue
              State College, PA  16801-5690



ITEM 2 (c)    Citizenship

              United States



ITEM 2 (d)    Title of Class of Securities

              Common Stock


ITEM 2 (e)    Cusip Number

              904571 30 4


ITEM 3

              N/A

ITEM 4        Ownership


       (a)    1,101,373 shares
       (b)    13.7 percent
       (c)    (i)   410,433 shares
              (ii)  690,940 shares
              (iii) 410,433 shares
              (iv)  690,940 shares


ITEM 5        Ownership of Five Percent or Less of a Class


              N/A



ITEM 6        Ownership of More than Five Percent on Behalf of
              Another Person


              Beneficial ownership of Common Stock includes 322,325 shares held by his spouse, 70,115 shares held as trustee for two trusts, 216,700 shares held by HFL Corporation and 62,200 shares held by Unico Corporation.



ITEM 7 Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company


              N/A



ITEM 8        Identification and Classification of Members of a Group


              N/A



ITEM 9        Notice of Dissolution of a Group


              N/A



ITEM 10       Certification


              N/A

                            SIGNATURES


       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      July 19, 2001
                                      ----------------------------
                                                  Date

                                      /S/ DANIEL D. SAHAKIAN
                                      ----------------------------
                                                Signature


                                      Daniel D. Sahakian
                                      ----------------------------
                                                Name/Title